Exhibit 2.1

HARVARD BUSINESS SERVICES, INC.
16192 COASTAL HIGHWAY
LEWES, DELAWARE 19958-9776
Phone: (302) 645-7400 (800)-345-2677
Fax: (302) 645-1280
www.delawareinc.com

Mr. Ramy El-Batrawi

433 N Camden Dr #600

Beverly Hills, CA 90210

Dear Mr. El-Batrawi,

We would like to convey our congratulations to you and YAYYO, Inc.. We hope you enjoy terrific success with your new company. Thank you for giving us the opportunity to serve you as your incorporator and Delaware Registered Agent. You are now our valued client and we want to increase your success in any way we can.

Name: YAYYO, Inc.
Date of Incorporation: June 21, 2016
Delaware file number: 6075384	HBS Record ID Number: 307063

Enclosed is the Recorded Copy of your Certificate of Incorporation. Please review the information on the certificates and insert them in your corporate kit.

Please remember these three things in the future:

1. We must be made aware of any address changes. You may provide this information to us via email (mail@delawareinc.com) or phone (800-345-2677 ext. 6903). This will ensure that we remind you of the following two things:

2. Delaware franchise tax and report are due March 1st each year. If the tax and report are not filed at the State of Delaware by March 1st, a $125 late penalty plus 1.5% interest monthly will be imposed by the State of Delaware and your company will become delinquent. Failure to file the tax two years in a row will cause the company to become void.

3. Your annual registered fee of $50 is due on the anniversary month of your corporation. If the registered agent fee is not received by the due date, a $25 late penalty will be imposed. Failure to pay the registered agent fee within 3 months of the due date may lead to the loss of your registered agent, which could cause your company to become forfeit with Delaware.

We would like to thank you once again, and wish you the best of luck. You can help us by telling a friend or business associate about our services. We work hard to keep things simple for you and your associates when it's time to incorporate.

Sincerely,

Filing Department
Harvard Business Services, Inc.

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A DELAWARE LIMITED LIABILITY COMPANY

TO A DELAWARE CORPORATION

PURSUANT TO SECTION 265 OF THE

DELAWARE GENERAL CORPORATION LAW

First: The jurisdiction where the Corporation first formed is Delaware.

Second: The jurisdiction immediately prior to filing this Certificate is Delaware.

Third: The date the Limited Liability Company first formed is June 21, 2016.

Fourth: The name of the Limited Liability Company immediately prior to filing this Certificate is: YAYYO, LLC

Fifth: The name of the Corporation as set forth in the Certificate of Incorporation is: YAYYO, Inc.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Limited Liability Company have executed this Certificate on the 16 day of November, 2016.

BY:	/s/ Ramy el-batrawi	Signature

Name:	Ramy el-batrawi	-please print

Title:	Ceo	-please print

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:57 PM 11/16/2016
FILED 04:57 PM 11/16/2016
SR 20166667999 - File Number 6075384